Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

HouseValues, Inc.

We consent to the incorporation by reference in the registration statements (No. 333-121294) on Form S-8 of HouseValues, Inc. of our reports dated March 2, 2007, with respect to the consolidated balance sheets of HouseValues, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, redeemable convertible preferred stock and shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of HouseValues, Inc. Our report refers to a change in the method of accounting for all stock-based awards made to employees and directors effective January 1, 2006.

/s/ KPMG LLP

Seattle, WA

March 2, 2007